Wachovia Bank, National Association Wachovia Capital Markets, LLC One Wachovia Center 301 South College Street Charlotte, NC 28288-0737

CONFIDENTIAL

June 30, 2007

Consolidated Communications Holdings, Inc.
Consolidated Communications, Inc.
Consolidated Communications Acquisition Texas, Inc.
121 South 17th Street
Mattoon, Illinois 61938

Attention:     Steven L. Childers, Chief Financial Officer

Re:	Project Keystone Commitment Letter $950,000,000 Senior Secured Facilities

Ladies and Gentlemen:

You have advised Wachovia Bank, National Association (“Wachovia Bank”), and Wachovia Capital Markets, LLC (“Wachovia Securities” and, together with Wachovia Bank, the “Wachovia Parties” or “we” or “us”) that Consolidated Communications Holdings, Inc. (“Holdings”), Consolidated Communications, Inc. (the “CCI Borrower”) and Consolidated Communications Acquisition Texas, Inc. (the “CCAT Borrower” and together with the CCI Borrower, the “Borrowers”) intend to acquire (the “Merger”) and directly own all of the assets and equity interests of North Pittsburgh Systems, Inc. (the “Acquired Company”), pursuant to a merger agreement among Holdings, a wholly-owned subsidiary of Holdings and the Acquired Company (the “Merger Agreement”). The date on which the Merger is consummated is referred to as the “Closing Date”.

We understand that a portion of the aggregate consideration for the Merger will be in the form of equity of Holdings issued in exchange for outstanding equity of the Acquired Company at the exchange ratio set forth in the Merger Agreement. Further, we understand that the total funds needed to finance the cash portion of the consideration for the Merger, to repay certain existing debt of the Acquired Company and its subsidiaries and refinance certain existing debt of Holdings and its subsidiaries (collectively, the “Refinancing”), to pay fees, commissions and expenses in connection with the Transactions (as defined below) and to finance ongoing working capital requirements of Holdings and certain of its subsidiaries following the Transactions will include:

(a) senior secured credit facilities of up to $950,000,000 to the Borrowers consisting of (i) a senior secured term loan facility in an aggregate principal amount of up to $900,000,000 (the “Term Loan Facility”) which shall be available in (A) an initial draw in an aggregate principal amount of $760,000,000 and (B) a delayed draw in an aggregate principal amount of up to $140,000,000 and (ii) a senior secured revolving credit facility of up to $50,000,000 (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”), each as described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”); and

(b) approximately $66 million of existing unrestricted cash and cash equivalents of the Acquired Company and Holdings (the “Available Cash”).

Following the Merger, none of Holdings, the Borrowers, the Acquired Company or any of their respective subsidiaries will have any debt outstanding except as described in this paragraph, indebtedness outstanding under the existing 9.75% Senior Notes due 2012 of Holdings (the “Senior Notes”) and certain other exceptions set forth in the definitive Financing Documentation, and Holdings will have no material assets other than its equity interest in the Borrowers. As used below, the term “Borrowers” means both of the Borrowers prior to the Merger and both of the Borrowers, together with the Acquired Company, after giving effect to the Merger. As used herein, the term “Transactions” means, collectively, the Merger, the Refinancing, the borrowings under the Facilities and the payments of fees, commissions and expenses in connection with each of the foregoing.

1. Commitments.

(a) You have requested that Wachovia Bank commit to provide the Facilities. Wachovia Bank is pleased to advise you of its commitment to provide to the Borrowers 100% of the principal amount of the Facilities (the “Commitments”), in each case upon the terms and subject to the conditions set forth in this Commitment Letter and in the Term Sheet.

(b) It is agreed that Wachovia Securities acting alone or through or with affiliates selected by it, will act as the sole lead bookrunner and sole lead arranger (in such capacity, the “Arranger”) for a syndicate of financial institutions and other entities (such financial institutions and other entities committing to the Facilities, including Wachovia Bank, the “Lenders”). It is also agreed that Wachovia Bank will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Facilities.

2. Conditions to Commitments. The Commitments of Wachovia Bank and the undertakings of Wachovia Securities hereunder are subject to:

(a) your written acceptance, and compliance with the terms and conditions, of a letter dated the date hereof from the Wachovia Parties to you (the “Fee Letter”) pursuant to which you agree to pay, or cause to be paid, to the Wachovia Parties certain fees and expenses and to fulfill certain other obligations in connection with the Facilities to the extent that you have accepted this Commitment Letter with respect to such Facilities;

(b) our being satisfied that, after the date hereof and until the earlier of (i) completion of a successful syndication of the Facilities and (ii) 90 days after the Closing Date, neither of the Borrowers, nor Holdings, nor the Acquired Company nor any of their respective subsidiaries shall have announced, arranged, syndicated or issued any debt financing (including convertible securities) without our prior written consent, other than the Facilities; and

(c) since March 31, 2007, there not having occurred any events which have had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) with respect to either (i) Holdings and its subsidiaries, taken as a whole, or (ii) the Acquired Company and its subsidiaries, taken as a whole. For purposes of this Commitment Letter, the Term Sheet and the Fee Letter, the term “Material Adverse Effect” means, with respect to any person, any material adverse effect on (A) the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole, or (B) the ability of such person or its subsidiary to perform their respective obligations under the Merger Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (1) any failure by such person or any of its subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending prior to, on or after the date of the Merger Agreement (it being understood that this clause (1) does not and shall not be deemed to apply to the underlying cause or causes of any such failure); (2) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger including (I) the absence of consents, waivers or approvals relating to the Merger from any governmental entity or other person or (II) any litigation brought by any shareholders of such person in connection with the Merger Agreement or any of the Transactions; (3) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (I) the telecommunications industry as a whole that are not specifically related to such person and its subsidiaries and do not have a materially disproportionate adverse effect on such person and its subsidiaries, taken as a whole, or (II) the United States economy as a whole, including, changes in economic and financial markets and regulatory or political conditions, whether resulting from acts of terrorism, war, natural disaster or otherwise, that do not have a materially disproportionate adverse effect on the such person and its subsidiaries, taken as a whole; (4) any change in the market price or trading volume of such person’s securities; (5) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable laws or the interpretation or enforcement thereof that, in each case, do not have a materially disproportionate adverse effect on such person and its subsidiaries, taken as a whole; (6) with respect to the Acquired Company and its subsidiaries, any change, occurrence, development, event, series of events or circumstance arising out of, resulting from or attributable to any action taken or threatened to be taken by any member(s) of the Bulldog Group (as defined in the Merger Agreement) in connection with the Acquired Company’s 2007 annual meeting of shareholders, the Merger Agreement or any of the Transactions, or any related matter; (7) any costs or expenses incurred or accrued by such person and its subsidiaries in connection with the Merger Agreement or any of the Transactions; and (8) any actions taken, or failures to take action, or such other changes, occurrences, developments, events, series of events or circumstances, (I) with respect to the Acquired Company and its subsidiaries, to which Holdings has consented in writing, or the failure of the Acquired Company to take any action referred to in Section 6.1 of the Merger Agreement due to Holding’s withholding of consent or (II) with respect to Holdings and its subsidiaries, to which the Acquired Company has consented in writing, or the failure of Holdings to take any action referred to in Section 6.2 of the Merger Agreement due to the Acquired Company’s withholding of consent.

3. Syndication.

(a) You agree to actively assist us in achieving a timely syndication of the Facilities that is satisfactory to us, which we intend to conduct before the closing of the Facilities (but which we reserve the right to conduct, and continue to conduct, after the closing of the Facilities), and you agree that we shall have had a reasonable opportunity and reasonable period of time in which to complete such syndication (which shall be at least 30 days). To assist us in our syndication efforts, you agree, upon our request, to (i) provide, and cause your affiliates, advisors and, to the extent possible using your reasonable best efforts, the Acquired Company to provide, to the Arranger and each of the Lenders all information reasonably requested to successfully complete the syndication, (ii) assist, and cause your affiliates, advisors and, to the extent possible using your reasonable best efforts, the Acquired Company to assist, the Arranger in the preparation of one or more confidential information memoranda and other marketing materials to be used in connection with the syndication, (iii) make available (including at one or more meetings of prospective Lenders) your representatives and, to the extent possible using your reasonable best efforts, representatives of the Acquired Company on reasonable prior notice and at reasonable times and places, (iv) use your reasonable best efforts to ensure that the Facilities have received a rating from Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), at least 30 days prior to the Closing Date and (v) use your reasonable best efforts to assist our syndication efforts through your existing lending relationships.

(b) The Arranger and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Facilities (in consultation with you), including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, when they will participate and the final allocations of the commitments and any related fees among the Lenders, and the Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. Any agent or arranger or other titles or roles awarded to other Lenders are subject to the Arranger’s prior written approval. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Facilities and that the Arranger shall have sole discretion with respect to the allocation and distribution of fees among the Lenders.

4. Information

(a) You hereby represent and warrant that (i) all information (other than the Projections, as defined below) concerning the Borrowers, Holdings, the Acquired Company and their respective subsidiaries and the Transactions (the “Information”) that has been or will be made available to the Wachovia Parties or the Lenders by you, the Acquired Company or any of your or its respective representatives, subsidiaries or affiliates is, or will be when furnished, complete and correct in all material respects and does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and (ii) all financial projections concerning the Borrowers, Holdings, the Acquired Company and their respective subsidiaries that have been or will be made available to the Wachovia Parties or the Lenders by you, the Acquired Company or any of your or its respective representatives, subsidiaries or affiliates (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time they were made. You agree to supplement, or cause to be supplemented, the Information and the Projections from time to time until the Closing Date and, if requested by the Arranger, for a period after the Closing Date, such period to end upon the completion of a successful syndication of the Facilities so that the conditions and representations and warranties contained in the preceding sentence remain correct in all material respects. In syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

(b) You hereby acknowledge and agree that the Wachovia Parties will make available the Information, Projections and other marketing materials and presentations, including confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”). You hereby further acknowledge and agree that (i) potential Lenders (the “Public Lenders”) may not wish to receive material non-public information with respect to the Borrowers, Holdings, the Acquired Company and their respective subsidiaries or any of their respective securities, (ii) you will assist, and cause your affiliates, advisors, and to the extent possible using your reasonable best efforts, the Acquired Company to assist, the Arranger in the preparation of Informational Materials to be used in connection with the syndication of the Facilities to Public Lenders, which will only include data and materials that are either (A) publicly available or (B) not material with respect to the Borrowers, Holdings, the Acquired Company and their respective subsidiaries or any of their respective securities for purposes of United States federal and state securities laws (such Informational Materials and any other information, data and materials, collectively, “Public Information”), (iii) you will identify and conspicuously mark any Informational Materials that consist solely of Public Information as “PUBLIC”, and (iv) you will identify and conspicuously mark any Informational Materials that include any information, data and materials that are not Public Information as “PRIVATE AND CONFIDENTIAL”.

5. Indemnification.

(a) Each of you hereby jointly and severally agrees to indemnify and hold harmless the Wachovia Parties and each of their respective affiliates, directors, officers, employees, partners, representatives and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, liabilities and expenses of any kind or nature, joint or several, to which such Indemnified Party may become subject, related to or arising out of (i) any element of the Transactions, including, without limitation, the execution and delivery of this Commitment Letter, the Financing Documentation (as defined in Annex A) and the closing of the Transactions and (ii) the use or the contemplated use of the proceeds of the Facilities, and to reimburse any Indemnified Party for all out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) on demand as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom; provided that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent resulting from its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. This Commitment Letter is addressed solely to you, and none of the Wachovia Parties nor any other Indemnified Party shall be liable to you, your affiliates or any other person for any indirect or consequential damages that may be alleged as a result of this Commitment Letter or any element of the Transactions or in respect of transmission of Informational Materials by Electronic Means.

(b) You shall not settle any such claim or action arising out of the Transactions without the prior written consent of each Indemnified Party affected thereby, which consent will not be unreasonably withheld, unless such settlement provides for a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

(c) You agree that no Indemnified Party shall have any liability to you or any person asserting claims by or on behalf of you in connection with or as a result of the Commitments or any matter referred to in this Commitment Letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by you results from the gross negligence or willful misconduct of the Wachovia Parties in performing the services that are the subject of this Commitment Letter.

6. Confidentiality. This Commitment Letter and the Fee Letter, together with the contents hereof and thereof, are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained in connection with the Transactions or as otherwise required by law, may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided that it is understood and agreed that you may disclose, after your acceptance of this Commitment Letter, and the Fee Letter, (a) this Commitment Letter, but not the Fee Letter, on a confidential basis to the board of directors, officers and advisors of the Acquired Company in connection with their consideration of the Transactions and (b) such documents (excluding the Fee Letter) in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. In addition, the Wachovia Parties shall be permitted to use information related to the syndication and arrangement of the Facilities in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Furthermore, the Wachovia Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of them is required to obtain, verify and record information that identifies you in accordance with the Patriot Act. Prior to the Closing Date, Wachovia Bank and Wachovia Securities shall have the right to review and approve any public announcement or public filing made by you, or the Acquired Company or its representatives after the date hereof relating to the Facilities or to any of the Wachovia Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

7. Other Services.

(a) Nothing contained herein shall limit or preclude the Wachovia Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor in, any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Acquired Company or any of your or its affiliates, or any other party that may have interests different than or adverse to such parties.

(b) You acknowledge that the Arranger and its affiliates (the term “Arranger” as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies with which you, the Acquired Company or your or its respective affiliates may have conflicting interests regarding the Transactions and otherwise and that the Arranger may act as it deems appropriate in acting in such capacities. You and your affiliates further acknowledge and agree that in connection with all aspects of the Transactions and the transactions contemplated by this Commitment Letter, you and your affiliates, on the one hand, and the Arranger, on the other hand, have an arm’s length business relationship that creates no fiduciary duty on the part of the Arranger and each expressly disclaims any fiduciary relationship. The Arranger will not use confidential information obtained from you or the Acquired Company in connection with the performance by the Arranger of services for other companies and will not furnish any such information to other companies. You also acknowledge that the Arranger has no obligation in connection with the Transactions to use, or to furnish to you, the Acquired Company or your or its respective subsidiaries, confidential information obtained from other companies or entities.

8. Expiration of Commitments. This Commitment Letter and the Commitments of Wachovia Bank and the undertakings of Wachovia Securities set forth herein shall, in the event this Commitment Letter is accepted by you as provided in the last paragraph hereof, automatically terminate without further action or notice at 5:00 p.m. (Eastern Standard Time) on July 1, 2008 (the “Expiration Date”), if the Closing Date shall not have occurred by such time.

9. Survival and Joint and Several Liability of Acquired Company and Guarantors.

(a) The sections of this Commitment Letter relating to Indemnification, Confidentiality and Other Services shall survive any termination or expiration of this Commitment Letter or the Commitments of Wachovia Bank or the undertakings of Wachovia Securities set forth herein, and the Sections relating to Syndication and Information shall survive until completion of the syndication of the Facilities.

(b) You hereby agree to cause the Acquired Company and the Guarantors (as defined in Annex A) to become jointly and severally liable, effective upon the Closing Date, for any and all liabilities and obligations of you relating to or arising out of any of your duties, responsibilities and obligations hereunder.

10. Governing Law, Etc. This Commitment Letter, together with the Term Sheet, and the Fee Letter, embody the entire agreement and understanding among the Wachovia Parties and you with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof, including, without limitation, the prior commitment letter, term sheet and fee letter from the Wachovia Parties to you dated as of June 27, 2007 (the “Prior Commitment Documents”). Upon acceptance of this Commitment Letter, together with the Term Sheet, and the Fee Letter by you, the Prior Commitment Documents shall be terminated and will be of no further force and effect. No party has been authorized by any of the Wachovia Parties to make any oral or written statements inconsistent with this Commitment Letter. This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Wachovia Parties, and any purported assignment without such consent shall be void. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnification,” each Indemnified Party. This Commitment Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter may only be amended or modified by an agreement in writing signed by each of you and the Wachovia Parties, and shall remain in full force and effect and not be superseded by any other documentation (including definitive Financing Documentation) unless such other documentation is signed by each of you and the Wachovia Parties and expressly states that this Commitment Letter is superseded thereby. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. The parties hereby waive any right to trial by jury with respect to any claim or action arising out of this Commitment Letter. The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in the City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to each of you or each of the Wachovia Parties shall be effective service of process against each of you or each of the Wachovia Parties for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction each of you or each of the Wachovia Parties are or may be subject by suit upon judgment.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Arranger, together with executed counterparts of the Fee Letter by no later than 5:00 p.m. (Eastern Standard Time) on July 2, 2007. This Commitment Letter, the Commitments of Wachovia Bank and the undertakings of Wachovia Securities set forth herein and the agreement of the Arranger to provide the services set forth herein, shall automatically terminate at such time without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Arranger in accordance with the terms of the immediately preceding sentence.

Sincerely,

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Mark Birenbaum
Name: Mark Birenbaum
Title: Director

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ Mark Birenbaum
Name: Mark Birenbaum
Title: Director

Agreed to and accepted as of the date first
above written:

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By:  /s/ Steven L. Childers
Name: Steven L. Childers
Title: Chief Financial Officer

CONSOLIDATED COMMUNICATIONS, INC.

By:  /s/ Steven L. Childers
Name: Steven L. Childers
Title: Chief Financial Officer

CONSOLIDATED COMMUNICATIONS ACQUISITION TEXAS, INC.

By:  /s/ Steven L. Childers
Name: Steven L. Childers
Title: Chief Financial Officer

ANNEX A

$950,000,000
SENIOR SECURED CREDIT FACILITIES
SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Borrowers:	Consolidated Communications, Inc. (the “CCI Borrower”) and Consolidated Communications Acquisition Texas, Inc. (the “CCAT Borrower” and together with the CCI Borrower, the “Borrowers”)

Sole Lead Arranger and Sole Bookrunner:	Wachovia Capital Markets, LLC will act as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”).

Lenders:
Wachovia Bank, National Association and a syndicate of financial institutions and other entities (each a “Lender”, and collectively, the “Lenders”) arranged by the Arranger in consultation with Holdings (as defined below).

Administrative Agent, Issuing Bank and Swingline Lender:	Wachovia Bank, National Association (in such capacity, the “Administrative Agent”, the “Issuing Bank” or the “Swingline Lender”, as the case may be).

Facilities:
Senior secured credit facilities (the “Facilities”) in an aggregate principal amount of up to $950,000,000, such Facilities to consist of:

(a)  Revolving Credit Facility. A six (6) year revolving credit facility (with subfacilities for letters of credit and swingline loans, each in a maximum amount to be mutually determined and on customary terms and conditions with compensation to be agreed) in an aggregate principal amount of up to $50,000,000 (the “Revolving Credit Facility”); and

(b)  Term Loan Facility. A seven (7) year senior secured term loan facility (the “Term Loan Facility”) in an aggregate principal amount of up to $900,000,000. The Term Loan Facility shall be available in up to two (2) separate draws as follows:

(i)  the first of such draws, in an aggregate principal amount of $760,000,000 (the “Initial Draw”), will be made on the Closing Date; and

(ii)  a subsequent draw in an aggregate principal amount of up to $140,000,000 (the “Delayed Draw”) may be requested by the Borrowers during the period after the Closing Date until May 1, 2008 for the sole purpose of completing the Note Redemption (as defined in Schedule II attached hereto); provided that the Delayed Draw shall automatically terminate on May 1, 2008 if not funded prior to such date.

Use of Proceeds:
The Initial Draw, together with the Available Cash and, if applicable, the Revolving Credit Facility, will be used on the Closing Date, to finance (a) a portion of the aggregate consideration for the consummation of the Merger, and (b) the Refinancing and (c) the payment of fees and expenses incurred in connection with the Merger, the Refinancing and the Facilities (collectively, the “Transactions”).

The Revolving Credit Facility will be used to provide ongoing working capital and for other general corporate purposes of Holdings and its subsidiaries.

The Delayed Draw will be used solely for the Note Redemption and to pay fees and expenses related to the Note Redemption.

Availability:	The Revolving Credit Facility will be available on a revolving basis from and after the Closing Date until the final maturity date thereof.

Documentation:
The documentation for the Facilities will include, among other items, a credit agreement (the “Credit Agreement”), guarantees and appropriate pledge, security, mortgage and other collateral documents (collectively, the “Financing Documentation”), all consistent with this Term Sheet; provided that the Financing Documentation will not be in a form or upon terms that would impair the availability of funding thereunder if the conditions to the Commitment Letter (and the annexes and schedules thereto) are met. It is anticipated that the Credit Agreement will be documented as an amendment and restatement of the Borrowers’ existing Second Amended and Restated Credit Agreement dated as of February 23, 2005 (as amended, restated, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Facility”) among the Borrowers, the lenders party thereto and the agents and arrangers identified therein.

Guarantors:
The obligations of the Borrowers under the Facilities and under any hedging agreements entered into between any Loan Party (as defined below) and any counterparty that is a Lender (or any affiliate thereof) at the time such hedging agreement is executed will be unconditionally guaranteed, on a joint and several basis, by Consolidated Communications Holdings, Inc. (“Holdings”) and each existing and subsequently acquired or organized direct and indirect subsidiary of Holdings (including, without limitation, the Acquired Company and certain of its subsidiaries), other than Illinois Consolidated Telephone Company (“ICTC”), North Pittsburgh Telephone Company (“NPTC”), Penn Telecom, Inc. (“PTI”) or any such entity that is a Borrower (each a “Guarantor”; and such guarantee being referred to herein as a “Guarantee”); provided that (a) Guarantees by foreign subsidiaries will be required only to the extent such Guarantees do not cause the incurrence of material tax costs, (b) at such time as NPTC is no longer prohibited from being a Guarantor by the terms of the order approving the Merger issued by the Pennsylvania Public Utility Commission, NPTC shall be required to become a Guarantor and (c) at such time as PTI is no longer prohibited from being a Guarantor by the terms of the order approving the Merger issued by the Pennsylvania Public Utility Commission, PTI shall be required to become a Guarantor. The Borrowers and the Guarantors are herein referred to as the “Loan Parties,” and individually, as a “Loan Party.”

Security:
There will be granted to the Administrative Agent, for the benefit of the Lenders and any counterparty to any hedging agreement that is a Lender (or any affiliate thereof) at the time such hedging agreement is executed, valid and perfected first priority (subject to certain customary exceptions to be set forth in the Financing Documentation and to be satisfactory to the Administrative Agent) liens and security interests in all of the following:

(a)  all present and future capital stock or other membership, equity, ownership or profit interests of or in (collectively, “Equity Interests”) each of the Loan Parties (other than Holdings), ICTC, NPTC and PTI, and sixty-five percent (65%) of the voting stock (and one hundred percent (100%) of the non-voting stock) of all present and future first-tier foreign subsidiaries of any Loan Party (to the extent, and for so long as, the pledge of any greater percentage or any other foreign subsidiary would have material adverse tax consequences for Holdings); and

(b)  substantially all of the tangible and intangible properties and assets (including, without limitation, all equipment, inventory, accounts, deposit accounts, licenses, contract and other intangible rights, investment property, fixtures, cash, material owned real property interests, material leased real property interests and material intellectual property and all proceeds of the foregoing) of the Loan Parties.

All of the foregoing are collectively referred to as the “Collateral”. All such security interests will be created pursuant to and will comply with Financing Documentation reasonably satisfactory to the Administrative Agent. On the Closing Date, such security interests will have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Administrative Agent will have been made). Notwithstanding the foregoing, (i) assets will be excluded from the Collateral in circumstances where the Administrative Agent and Holdings agree that the cost of obtaining a security interest in such assets are excessive in relation to the value afforded thereby, or if the granting of a security interest in such asset would be prohibited by contract or applicable law, and (ii) if required under the terms of the Indenture pursuant to which the Senior Notes were issued, the Senior Notes shall be secured equally and ratably with the obligations of the Borrowers under the Facilities on terms reasonably satisfactory to the Administrative Agent.

Final Maturity:
The final maturity of the Revolving Credit Facility will occur on the sixth (6th) anniversary of the Closing Date (the “Revolving Credit Maturity Date”) and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date.

The final maturity of the Term Loan Facility will occur on the seventh (7th) anniversary of the Closing Date (the “Term Loan Maturity Date”).

Amortization:	The Revolving Credit Facility will be payable in full upon the Revolving Credit Maturity Date. The Term Loan Facility will be payable in full upon the Term Loan Maturity Date.

Incremental Term Loans:
The Borrowers will be entitled to incur additional term loans under a new term facility that will be included in the Facilities (the “Incremental Term Loans”) in an aggregate principal amount for all such Incremental Term Loans of up to $250,000,000 with such Incremental Term Loans having the same Guarantees from the Guarantors, and being secured on a pari passu basis by the same Collateral as the other Facilities; provided that (a) no default or event of default will exist immediately prior to or after giving effect thereto, (b) the other terms and documentation in respect of any Incremental Term Loans, to the extent not consistent with the Term Loan Facility, will be reasonably satisfactory to the Administrative Agent and (c) no Lender will be required to provide any such Incremental Term Loan.

The yield on the Incremental Term Loans (taking into account upfront fees payable to the lenders making such Incremental Term Loans) may be higher than the then-current yield on the Term Loan Facility, but in each case by no more than 0.25% (it being understood that the Term Loan Facility pricing will be increased and/or additional fees will be paid to Term Loan Facility lenders to the extent necessary to satisfy such requirement).

Interest Rates and Fees:	Interest rates and fees in connection with the Facilities will be as specified in the Fee Letter and on Schedule I attached hereto.

Mandatory Prepayments:
The Facilities will be required to be prepaid with:
(a)  100% of the net cash proceeds of the issuance or incurrence of debt by the Borrowers or any of their respective subsidiaries, subject to baskets and other exceptions to be mutually agreed upon;

(b)  100% of the net cash proceeds of all asset sales and other asset dispositions (including insurance and condemnation recoveries) by the Borrowers or any of their respective subsidiaries, subject to baskets, reinvestment provisions and other limited exceptions to be mutually agreed upon;

(c)  An amount equal to 50% (the “Required Percentage”) of any Excess Subject Payment Amount (as defined in Schedule II attached hereto); provided that the Required Percentage shall be reduced to 0% at all times as the Total Net Leverage Ratio (as defined in Schedule II attached hereto) is less than 3.00 to 1.00; and

(d)  During any Dividend Suspension Period (as defined in Schedule II attached hereto) 50% of any increase in Available Cash (as defined in Schedule II attached hereto) during the most recently ended fiscal quarter.

Any application of a mandatory prepayment will be applied to Loans outstanding under the Term Loan Facility equal to the aggregate amount of such required prepayments. Prepayments shall be applied first to Base Rate Loans and then LIBOR Rate Loans, and so long as no default or event of default has occurred and is continuing and the Borrowers deposit the amount of any applicable prepayment with the Administrative Agent as collateral for the Loans, prepayment of any LIBOR Rate Loan may be deferred until the end of the applicable interest period to avoid breakage costs.

Optional Prepayments and Commitment Reductions:
Advances under the Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrowers, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs). Any optional prepayment of the Term Loan Facility will be applied as directed by the Borrowers.

Conditions to Initial Extensions of Credit:
The making of the initial extensions of credit under the Facilities will be subject to satisfaction of the conditions precedent set forth in Section 2 of the Commitment Letter and in Schedule III attached hereto.

Conditions to Delayed Draw:
The Delayed Draw under the Facilities will be subject to the Senior Notes being contemporaneously repurchased or redeemed in full in accordance with the terms of the Indenture pursuant to which the Senior Notes were issued and all applicable laws; and satisfactory review of all documentation relating to the Note Redemption.

Conditions to All Extensions of Credit:
Each extension of credit under the Facilities will be subject to the (a) absence of any default and (b) continued accuracy of representations and warranties in all material respects (except to the extent that any such representation and warranty is qualified by materiality).

Representations and Warranties:
Usual and customary for facilities of this type and such others as may be reasonably requested by the Arranger, including, without limitation, (which will be applicable to Holdings and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): corporate status; corporate power and authority; due authorization and non-contravention; governmental approval and regulations; validity and enforceability; financial information; no Material Adverse Effect; absence of material litigation; compliance with laws (including Regulations U and X, Investment Company Act, the Patriot Act, environmental laws and as to not being a sanctioned person) and material agreements; capital structure and capitalization; ownership or properties; payment of taxes; ERISA; environmental regulations and liabilities; accuracy of disclosure; insurance; labor matters; solvency; and liens.

Affirmative Covenants:
Usual and customary for facilities of this type and such others as may be reasonably requested by the Arranger, including, without limitation, (which will be applicable to Holdings and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): financial information (including annual audited and quarterly unaudited financial statements and annual updated budgets) and reporting (notices of defaults, litigation and other material events); compliance with laws and regulations (including environmental laws, ERISA and the Patriot Act); maintenance of property and insurance; maintenance of books and records; visitation rights; information regarding collateral; existence and conduct of business; performance of obligations; casualty and condemnation; additional collateral; further assurances; use of proceeds; payment of taxes; equal and ratable security for obligations under the Facilities; additional guarantees; and subordination of intercompany loans.

Negative Covenants:
Subject to the immediately following section below, usual and customary for facilities of this type and such others as may be reasonably requested by the Arranger, including, without limitation, (which will be applicable to Holdings and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): limitation on debt (including issuance of certain equity securities); limitation on liens; limitation on mergers and other fundamental changes; limitation on changes in line of business; limitations on assets and actions of Holdings; limitation on investments, loans, advances, guarantees and acquisitions (subject to Permitted Acquisitions described below); limitation on asset sales; limitation on sale-leaseback transactions; limitation on (a) dividends, distributions, redemptions and repurchases of equity interests and (b) prepayments, redemptions and purchases of subordinated and certain other debt (in each case described in the foregoing clause (a) and (b), excluding permitted Subject Payments); limitation on transactions with affiliates; limitation on further negative pledges; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on amendment of organic documents and material contracts; no violation of anti-terrorism laws.

Permitted Acquisitions:
The Borrowers and their subsidiaries shall be permitted to make non-hostile acquisitions in the existing lines of business of the Borrower and their subsidiaries, subject to satisfaction of the following conditions precedent: (a) prior to and after giving effect to each acquisition, no default or event of default shall have occurred and be continuing under the Financing Documentation, (b) the Borrowers shall demonstrate pro forma compliance with the financial covenants both prior to and after giving effect to the proposed acquisition (or series of related acquisitions) and any financing relating thereto, (c) the Borrowers shall provide customary advance written notice to the Administrative Agent and (d) at all times when the Total Net Leverage Ratio equals or exceeds 4.00 to 1.00, the total cash consideration (including any assumed debt) in respect of all acquisitions consummated during the term of the Facilities (excluding any acquisitions permitted pursuant to the following proviso) shall not exceed $250,000,000 in the aggregate (the “Acquisition Limit”); provided that the Acquisition Limit shall not apply to any acquisition (or series of related acquisitions) (i) which causes the Total Net Leverage Ratio, calculated on a pro forma basis after giving effect to such acquisition (or series of related acquisitions) and any financing relating thereto, to be lower than the Total Net Leverage Ratio calculated immediately prior to giving effect to such acquisition (or series of related acquisitions) or (ii) which is consummated at any time when the Total Net Leverage Ratio is less than 4.00 to 1.00.

Financial Covenants:
(a) Maximum Total Net Leverage Ratio (5.50 to 1.00; provided that on the fiscal quarter end occurring immediately after the first anniversary of the Closing Date (such date, the “Step-Down Date”), the Maximum Total Net Leverage Ratio will step-down to 5.25 to 1.00); and

(b) Minimum Interest Coverage Ratio (2.25 to 1.00).

The financial covenants will apply to Holdings and its subsidiaries on a consolidated basis, with definitions set forth on Schedule II hereto and as otherwise mutually agreed.

Required Interest Rate Hedging:
The Borrowers will obtain interest rate protection from one or more Lenders or others acceptable to the Arranger in respect of not less than fifty percent (50%) of the Term Loan Facility for at least two (2) years on terms to be agreed in the Financing Documentation.

Events of Default:
Usual and customary for facilities of this type and such others as may be reasonably requested by the Arranger, including, without limitation, (which will be applicable to Holdings and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed): non-payment of obligations; breach of representation or warranty; non-performance of covenants and obligations; default on other material debt (including secured hedging agreements); material judgments; ERISA; change of control (to be defined as mutually agreed); bankruptcy or insolvency; actual or asserted invalidity or unenforceability of the Financing Documentation or liens securing obligations under the Financing Documentation; or impairment of security.

Yield Protection and Increased Costs:	Usual and customary for facilities of this type.

Assignments and Participations:
Each Lender will, subject in certain circumstances to the approval of the Administrative Agent and the Borrowers (such consents not to be unreasonably withheld or delayed), be permitted to make assignments in acceptable minimum amounts; provided that no consent by the Borrowers shall be required for assignments (a) during the period commencing on the Closing Date and ending on the date that is ninety (90) days following the Closing Date, (b) to a Lender, an affiliate of a Lender or an approved fund, or (c) after the occurrence and during the continuance of an event of default. Participations will be permitted without the consent of the Borrowers or the Administrative Agent.

Required Lenders:
On any date of determination, those Lenders who collectively hold more than fifty percent (50%) of the outstanding loans and unfunded commitments under the Facilities, or if the Facilities have been terminated, those Lenders who collectively hold more than fifty percent (50%) of the aggregate outstandings (the “Required Lenders”).

Amendments and Waivers:
Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that the consent of all the Lenders affected thereby will be required with respect to (a) increases in the commitment of such Lenders, (b) reductions of principal, interest or fees, (c) extensions of scheduled maturities or times for payment, (d) changes in the voting percentages and (e) releases of all or substantially all of the value of the Collateral or Guarantees (other than in connection with transactions permitted pursuant to the Financing Documentation).

Indemnification:
The Loan Parties will indemnify the Arranger, the Administrative Agent, each of the Lenders and their respective affiliates, partners, directors, officers, agents and advisors and hold them harmless from and against all liabilities, damages, claims, costs, expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) relating to the Transactions or any transactions related thereto and the Borrowers’ use of the loan proceeds or the commitments; provided, that such indemnity will not, as to any indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee.

Expenses:
The Loan Parties will reimburse the Arranger and the Administrative Agent (and all Lenders in the case of enforcement costs and documentary taxes) for all reasonable out-of-pocket costs and expenses in connection with the syndication, negotiation, execution, delivery and administration of the Financing Documentation and any amendment or waiver with respect thereto.

Governing Law and Forum:	New York.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation waive the right to trial by jury and the right to claim punitive or consequential damages.

Counsel for the Arranger:	Kennedy Covington Lobdell & Hickman, L.L.P.

SCHEDULE I TO ANNEX A

INTEREST AND FEES

Interest:	At the Borrowers’ option, loans will bear interest based on the Base Rate or LIBOR, as described below:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below). The “Base Rate” is defined as the higher of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York plus 1/2 of 1% and (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at is principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks). Interest shall be payable quarterly in arrears and (i) with respect to Base Rate Loans based on the Federal Funds Rate, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days.

Base Rate borrowings will be made on same day notice and will be in minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six months (or nine or twelve months if agreed to by all relevant Lenders) as selected by the Borrowers and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars plus the applicable Interest Margin (as described below). LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will be made on three business days’ prior notice and will be in minimum amounts to be agreed upon.

Swingline loans will bear interest at the Base Rate plus the applicable Interest Margin.

Default Interest:
(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrowers or any other Loan Party, or (b) at the election of the Required Lenders, upon the occurrence and during the continuance of any other event of default, all amounts due and payable with respect to any loan hereunder shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such loan (including the applicable Interest Margin) and shall be payable on demand of the Administrative Agent.

Interest Margins:	The initial applicable Interest Margin will be:

(a) in the case of the Revolving Credit Facility, 2.00% for LIBOR Rate loans and 1.00% for Base Rate loans; and

(b) in the case of the Term Loan Facility, 2.00% for LIBOR Rate loans and 1.00% for Base Rate loans;

provided that after the date on which the Borrowers will have delivered financial statements for the first full fiscal quarter after the Closing Date, the Interest Margin with respect to the Revolving Credit Facility will be determined in accordance with the applicable pricing grid to be agreed.

Commitment Fees:
(a) Revolving Credit Facility. A commitment fee (the “Revolving Credit Commitment Fee”) will accrue on the unused amounts of the commitments under the Revolving Credit Facility. Swingline loans will, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility. Such Revolving Credit Commitment Fee will initially be 0.50% per annum and after delivery of financial statements for the first full fiscal quarter ending after the Closing Date will be determined in accordance with the applicable pricing grid to be agreed. The Revolving Credit Commitment Fee will be payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders under the Facilities and will accrue on the Closing Date.

(b) Delayed Draw. A commitment fee (the “Delayed Draw Commitment Fee” will accrue on the unused amounts of the commitments under the Delayed Draw at a rate per annum of 1.00%. The Delayed Draw Commitment Fee will be payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders under the Facilities and will accrue from the Closing Date.

Letter of Credit Fees:
The Borrowers will pay (a) the Issuing Bank, a fronting fee equal to 25.0 basis points per annum and (b) the Lenders under the Revolving Credit Facility, standby letter of credit participation fees equal to the Interest Margin for LIBOR Rate loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding letters of credit. In addition, the Borrowers will pay the Issuing Bank customary issuance fees.

SCHEDULE II TO ANNEX A

CERTAIN DEFINED TERMS

“Available Cash” means, for any date of determination, for the period commencing on the first day of the first full fiscal quarter commencing after the restatement effective date of the Existing Credit Facility and ending on the last day of the fiscal quarter most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to the terms of the Financing Documentation, and amount equal to the sum (as calculated for Holdings and its subsidiaries on a consolidated basis) of:

(a) consolidated EBITDA (to be defined in a manner consistent with the Existing Credit Facility, with such conforming modifications as are mutually agreed to by the Borrowers and the Arranger to permit add-backs associated with synergies resulting from the Merger as well as other non-recurring expenses relating to the integration of the Acquired Company) for such period;

minus

(b) to the extent not deducted in the determination of consolidated EBITDA, the sum of the following, in each case, for such period: (i) non-cash dividend income, (ii) consolidated interest expense, (iii) unfinanced capital expenditures, (iv) cash income taxes, (v) scheduled principal payments of debt, (vi) voluntary prepayments of debt, (vii) mandatory prepayments of the Term Loan Facility described in clauses (c) and (d) of the section of the Term Sheet entitled “Mandatory Prepayments” and net increases in the amount of outstanding Loans under the Revolving Credit Facility, (viii) the cash cost of any extraordinary or unusual losses or charges during such period, and (ix) all cash payments made during such period on account of losses or charges expensed during or prior to such period (to the extent not deducted in the determination of consolidated EBITDA for such prior period);

plus

(c) to the extent not included in the determination of consolidated EBITDA, (i) cash interest income for such period, (ii) the cash amount realized in respect of extraordinary or unusual gains during such period and (iii) net decreases in the amount of outstanding Loans under the Revolving Credit Facility for such period.

“Cumulative Available Cash” means (a) $23,697,000 plus (b) the sum of the following (as calculated for Holdings and its subsidiaries, without duplication, on a consolidated basis) for the period commencing on the first day of the first full fiscal quarter commencing after the restatement effective date of the Existing Credit Facility and ending on the last day of the fiscal quarter of Holdings then most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to the terms of the Financing Documentation: (i) Available Cash for such period minus (ii) the aggregate amount of all Subject Payments paid after the restatement effective date of the Existing Credit Facility.

“Dividend Suspension Period” means any period during which the Total Net Leverage Ratio is greater than 5.25 to 1.00 (or any period during which the Borrowers have failed to deliver a financial covenant compliance certificate when required by the terms of the Financing Documentation); provided that on the Step-Down Date (as defined above), such Total Net Leverage Ratio limitation will step-down to 5.10 to 1.00.

“Excess Subject Payment Amount” means, for any fiscal quarter, the amount by which the Subject Payments in such fiscal quarter exceeded the sum of (a) $10,410,000 for any fiscal quarter ended after June 30, 2006 plus (b) the amount of pro rata dividends paid on shares of Class A Common Stock of Holdings reserved for issuance on the restatement effective date of the Existing Credit Facility under Holdings’ restricted share plan plus (c) the amount of pro rata dividends paid on shares of Class A Common Stock of Holdings issued pursuant to the Merger Agreement.

“Note Redemption” means the repurchase or redemption in full of the Senior Notes.

“Permitted Debt Redemptions” means the repurchase or redemption of the Senior Notes (or any permitted refinancing thereof) with the proceeds of any Permitted Distribution to Holdings from any Borrower; provided that (a) no Dividend Suspension Period shall be in effect and (b) no default or event of default shall have occurred and be continuing.

“Permitted Distributions” means any dividend or distribution (including any redemption, acquisition, cancellation or termination of any equity interest) made by Holdings to its shareholders on account of the capital stock owned thereby (and any dividend or distribution (including any redemption, acquisition, cancellation or termination of any equity interest) made by any Borrower to Holdings to enable Holdings to fund any such dividend, distribution or Permitted Debt Redemption); provided that (a) the amount thereof does not exceed Cumulative Available Cash at the time of making such payment, (b) no Dividend Suspension Period shall be in effect and (c) no default or event of default shall have occurred and be continuing.

“Permitted Investments” means any investment not otherwise permitted, in an amount not to exceed Cumulative Available Cash at the time any such investment is made.

“Senior Notes” means the existing 9.75% Senior Notes due 2012 of Holdings.

“Subject Payments” means, for any period without duplication, the aggregate amount of any Permitted Distributions during such period, Permitted Debt Redemptions during such period and Permitted Investments during such period (excluding the amount of any Permitted Distribution or Permitted Debt Redemption funded with the proceeds of the Delayed Draw for the purposes of funding the Note Redemption).

“Total Net Debt” means, at any date, consolidated debt as of such date, net of the lesser of (a) the amount of cash and cash equivalents in excess of $5,000,000 reflected on a consolidated balance sheet of Holdings as of such date other than any such amount that would be classified, in accordance with generally accepted accounting principles, as “restricted cash” (and excluding the cash and cash equivalents of any subsidiary that is not a Loan Party to the extent such subsidiary would be prohibited on such date from distributing such cash to a Loan Party) and (b) $25,000,000.

“Total Net Leverage Ratio” means, at any date, the ratio of (a) Total Net Debt as of such date to (b) consolidated EBITDA for the four (4) consecutive fiscal quarters ending on or immediately prior to such date.

SCHEDULE III TO ANNEX A

CONDITIONS

Conditions to Closing and Initial Funding of the Facilities:
(a)  The Arranger will have received, in form and substance reasonably satisfactory to the Arranger, (i) copies of documentation for the Merger and other aspects of the Transactions, including the Merger Agreement and all exhibits and schedules thereto, and (ii) evidence of all consents and approvals required pursuant to the terms of the Merger Agreement, including the consent of the board of directors of the Acquired Company. The Merger will have been consummated in accordance with the terms and conditions of the Merger Agreement without any waiver, modification or consent thereunder that is materially adverse to the Lenders (as reasonably determined by the Arranger) unless approved by the Arranger and no law or regulation will be applicable, or event will have occurred, nor will any litigation or investigation be pending or threatened, that could reasonably be expected to impose materially adverse conditions or which could reasonably be expected to materially and adversely affect the consummation of the Merger or any of the other Transactions.

(b)  Financing Documentation reflecting and consistent with (i) the terms and conditions set forth herein and in the Term Sheet and (ii) otherwise reasonably satisfactory to the Borrowers and the Arranger, will have been executed and delivered, and the Administrative Agent will have received such customary legal opinions, documents and other instruments as are customary for transactions of this type including, without limitation, all necessary third party consents and approvals (including, without limitation, all necessary regulatory approvals), a certificate of the chief financial officer of Holdings as to the solvency of each Loan Party after giving effect to each element of the Transactions and all documents, instruments, reports and policies required to insure, perfect or evidence the Administrative Agent’s first priority security interest in the collateral securing the Facilities will have been executed and/or delivered and, to the extent applicable, be in proper form for filing (including UCC and other lien searches, intellectual property searches, insurance policies, surveys, title reports and policies, appraisals and environmental reports), subject to customary exceptions for post-closing completion of steps not practicable to be completed sooner. All representations and warranties set forth in the Financing Documentation shall be true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality).

(c)  The Arranger will have received, in form and substance reasonably satisfactory to the Arranger, (i) copies of satisfactory audited consolidated financial statements for the Acquired Company and its subsidiaries for the three (3) fiscal years most recently ended for which financial statements are available and interim unaudited financial statements for each quarterly period ended since the last audited financial statements for which financial statements are available, (ii) pro forma consolidated financial statements for Holdings and its subsidiaries for the four (4) quarter period most recently ended prior to the Closing Date for which financial statements are available giving pro forma effect to the Transactions (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other rules and regulations of the SEC under such Securities Act, and including other adjustments reasonably acceptable to the Arranger) and a pro forma balance sheet of Holdings and its subsidiaries as of the Closing Date giving pro forma effect to the Transactions and (iii) unless previously provided, projections prepared by management of balance sheets, income statements and cashflow statements of Holdings and its subsidiaries, which will be quarterly for the first fiscal year after the Closing Date and annually thereafter for the term of the Facilities (and which will not be inconsistent with information provided to the Arranger prior to the delivery of the Commitment Letter).